Exhibit 21.1

SUBSIDIARIES OF AMERICAN MEDIA, INC.

Company Name	Jurisdiction of Organization
AMI Digital, Inc.	Delaware
Distribution Services, Inc.	Delaware
Weider Publications, LLC	Delaware
Weider Publications Group, Ltd.	United Kingdom
Media Fit SARL	France
Weider Publishing Ltd	United Kingdom
Weider Publishing Italia SRL	Italy
Odyssey Publishing Group, LLC	Delaware
AMI Celebrity Publications, LLC	Delaware
American Media Mini Mags, Inc.	Delaware
Globe Communications Corp.	Delaware
AMI Paper, Inc.	Delaware
Country Music Media Group, Inc.	Delaware